Exhibit 99.1

NeoGenomics Reports First Quarter Results

New MelanoSITE Melanoma FISH Test Launched in February

Ft. Myers, Florida – April 29, 2010 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services today reported its results for the first quarter 2010.

First Quarter 2010 Highlights:
•	Revenue growth of 22% vs. Q1 09
•	Test volume growth of 34% vs. Q1 09
•	Launched MelanoSITE melanoma FISH test in February
•	Amended credit facility to provide up to $5.0 million of working capital

Revenue for the first quarter 2010 was $8.4 million, a 22% increase over first quarter 2009 revenue of $6.9 million.  Revenue increases were driven by significant growth in all key testing services.  Requisitions increased by approximately 25% and test volume increased by 34% over first quarter 2009.  After adjusting for the adverse impacts caused by the internalization of bladder cancer FISH testing by the Company’s largest client beginning in mid 2009, revenue and test volume from all other clients grew by 42% and 54%, respectively.

The company continued to aggressively invest in growth initiatives.  Sales and marketing expenses increased by $429,000, or 32%, driven by significant investments made throughout 2009 in the size of the sales force and in marketing capabilities.  General and Administrative (“G&A”) expenses increased by $561,000, or 24%, primarily as a result of additional management and information technology personnel, and due to approximately $200,000 of additional R&D expenses incurred to develop the Melanoma FISH test during the first quarter.  Net loss for the quarter was ($750,000) or ($0.02)/share versus net income of $33,000 or $0.00/share in the first quarter 2009.

Doug VanOort, the Company’s Chairman and CEO, commented, “We are pleased with our first quarter results.  Despite the revenue impacts from adverse weather in the Northeast during the first two months, we finished the quarter with strong test volume and set a new monthly revenue record in March.  We also made substantial progress towards achieving profitability in the quarter.  Gross margins increased by 1.1% compared with the fourth quarter 2009 as a result of productivity gains in our operations.  In addition, total selling, general and administrative (“SG&A”) expenses decreased by over $400,000 compared with last quarter.  We were also able to renegotiate our accounts receivable-based credit facility, and we now have up to $5.0 million of liquidity available through this facility.”

Bob Gasparini, the Company’s President and Chief Scientific Officer, stated, “The launch of our MelanoSITE melanoma FISH test in mid February was the most significant corporate event in the first quarter.  We have now trained approximately 80 pathologists on how to use this new test and volumes are starting to grow.  As we have discussed previously, we expect MelanoSITE test volumes to be modest until we can publish the results of our validation study in a peer reviewed journal, which we believe will occur later this year.  So far, however, we have received great feedback from the doctors who are using it.”

The Company also announced today that it expects revenue of approximately $8.8 - $9.2 million in the second quarter with a net loss of between $0.00 – ($0.02)/share.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q1 2010 results on April 29, 2010, at 11:00 AM EST.  Interested investors should dial (877) 407-9210 (domestic) and (201) 689-8049 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on May 6, 2010 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international).  The playback account number is 350025 and the playback conference ID Number/PIN Number is 286.  The web-cast may be accessed under the Investor Relations section of our website at http://www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=157964.  An archive of the web-cast will be available until 11:59 PM EST on July 29, 2010.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more.  Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Jason Strominger
(239) 325-2001	(212) 825-3210
sjones@neogenomics.com	rcolgate@investorrelationsgroup.com

Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

ASSETS	March 31, 2010	December 31, 2009
	(unaudited)

Cash, cash equivalents	$1,661	$1,631

Restricted Cash	1,000	1,000

Accounts Receivable (net of allowance for doubtful accounts of $695and $589, respectively)	5,492	4,632

Other Current Assets	1,097	1,257

TOTAL CURRENT ASSETS	9,250	8,520

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $3,202 and $2,787, respectively)	4,882	4,340

OTHER ASSETS	86	85

TOTAL	$14,218	$12,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$7,484	$5,776

LONG TERM LIABILITIES	1,631	1,526

TOTAL LIABILITIES	9,115	7,302

STOCKHOLDERS’ EQUITY	5,103	5,643

TOTAL	$14,218	$12,945

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009

REVENUE	$8,418	$6,914

COST OF REVENUE	4,344	3,091

GROSS PROFIT	4,074	3,823

OPERATING EXPENSES:
General and administrative	2,902	2,341
Sales and marketing	1,763	1,334
Total operating expenses	4,665	3,675

Income / (Loss) from operations	(591)	148

Other income / (expense) - net	(159)	(115)

NET INCOME (LOSS)	$(750)	$33

NET INCOME (LOSS) PER SHARE - Basic	$(0.02)	$0.00
- Diluted	$(0.02)	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic	37,220	32,174
Diluted	37,220	35,630

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009

NET CASH USED IN OPERATING ACTIVITIES	$(1,564)	$(331)

NET CASH USED IN INVESTING ACTIVITIES	(114)	(6)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,708	726

NET INCREASE IN CASH AND CASH EQUIVALENTS	30	389

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,631	468

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,661	$857

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$144	$100

Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease	$746	$179
Equipment purchased and payables settled with issuance of restricted common stock	$-	$186

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

	For the Three-Months Ended March 31, 2010	For the Three-Months Ended March 31, 2009	% Inc (Dec)

Requisitions Received	9,580	7,681	24.7%
Number of Tests Performed	14,042	10,457	34.3%
Avg. # of Tests / Case	1.47	1.36	8.1%

Total Testing Revenue	$8,418,217	$6,913,520	21.8%
Avg Revenue/Req	$878.73	$900.08	(2.4)%
Avg Revenue/Test	$599.50	$661.14	(9.3)%